Universal Guardian Holdings, Inc.
Common Stock and Common Stock Warrants

SUBSCRIPTION AGREEMENT

February 7, 2005

Mercator Advisory Group LLC

Mercator Momentum Fund, LP
Monarch Pointe Fund, Ltd.
555 South Flower Street, Suite 4200
Los Angeles, California 90071

Ladies and Gentlemen:

Universal Guardian Holdings, Inc. a Delaware corporation (the "Company"), hereby confirms its agreement with Mercator Momentum Fund, L.P. and Monarch Pointe Fund, Ltd. (collectively, the "Purchasers") and Mercator Advisory Group, LLC (“MAG”), as set forth below.

1.

The Securities.  Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers an aggregate of: (a) Two Million Eight Hundred Twelve Thousand Five Hundred (2,812,500) shares of its Common Stock (the "Common Stock"), and (b) One Million Four Hundred Six Thousand Two Hundred Fifty (1,406,250) warrants, substantially in the form attached hereto at Exhibit A (the "Warrants"), to acquire up to One Million Four Hundred Six Thousand Two Hundred Fifty (1,406,250)shares of Common Stock (the "Warrant Shares").  The number of shares of Common Stock and Warrant Shares that any Purchaser may acquire at any time are subject to limitation so that the aggregate number of shares of Common Stock of which such Purchaser and all persons affiliated with such Purchaser have beneficial ownership (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) does not at any time exceed 9.99% of the Company's then outstanding Common Stock.

The Common Stock and the Warrants are sometimes herein collectively referred to as the "Securities."  This Agreement, Registration Rights Agreement and the Warrant Agreements are sometimes herein collectively referred to as the "Transaction Documents."

The Securities will be offered and sold to the Purchasers without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "Securities Act"), in reliance on exemptions therefrom.

In connection with the sale of the Securities, the Company has made available (including electronically via the SEC’s EDGAR system) to Purchasers its periodic and current reports, forms, schedules, proxy statements and other documents (including exhibits and all other information incorporated by reference) filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") together with a draft registration statement (excluding financial statements) on form SB-2 dated February 6, 2004 (the “Draft SB-2”), as attached hereto at Exhibit B.  These reports, forms, schedules, statements, documents, filings and amendments, and the Draft SB-2 are collectively referred to as the "Disclosure Documents."  All references in this Agreement to financial statements and schedules and other information which is "contained," "included" or "stated" in the Disclosure Documents (or other references of like import) shall be deemed to mean and include all such financial statements and schedules, documents, exhibits and other information which is incorporated by reference in the Disclosure Documents.

2.

Representations and Warranties of the Company.  Except as set forth on the Disclosure Schedule (the "Disclosure Schedule") delivered by the Company to Purchasers on the Closing Date (as defined in Section 3 below), the Company represents and warrants to and agrees with Purchasers and MAG as follows:

(a)

The Disclosure Documents as of their respective dates did not, and will not (after giving effect to any updated disclosures therein) as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  To the best of the Company’s knowledge, the Disclosure Documents and the documents incorporated or deemed to be incorporated by reference therein, at the time they were filed or hereafter are filed with the SEC, complied and will comply, at the time of filing, in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, as applicable.

(b)

There are no subsidiaries of the Company (the "Subsidiaries") other than those disclosed in the Draft SB-2.  Each of the Company and its Subsidiaries has been duly incorporated and each of the Company and the Subsidiaries is validly existing in good standing as a corporation under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own its properties and conduct its business as now conducted as described in the Disclosure Documents and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or other), properties, prospects or results of operations of the Company and the Subsidiaries, taken as a whole (any such event, a "Material Adverse Effect"); as of the Closing Date, the Company will have the authorized, issued and outstanding capitalization set forth in the Draft SB-2  (the “Company Capitalization”); except as set forth in the Disclosure Documents or in the Draft SB-2, the Company does not have any subsidiaries or own directly or indirectly any of the capital stock or other equity or long-term debt securities of or have any equity interest in any other person; all of the outstanding shares of capital stock of the Company and the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and are owned free and clear of all liens, encumbrances, equities, and restrictions on transferability (other than those imposed by the Securities Act and the state securities or "Blue Sky" laws) or voting; except as set forth in the Disclosure Documents, all of the outstanding shares of capital stock of the Subsidiaries are owned, directly or indirectly, by the Company; except as set forth in the Disclosure Documents, no options, warrants or other rights to purchase from the Company or any Subsidiary, agreements or other obligations of the Company or any Subsidiary to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any Subsidiary are outstanding; and except as set forth in the Disclosure Documents or in the Draft SB-2, there is no agreement, understanding or arrangement among the Company or any Subsidiary and each of their respective stockholders or any other person relating to the ownership, registration or disposition of any capital stock of the Company or any Subsidiary or the election of directors of the Company or any Subsidiary or the governance of the Company's or any Subsidiary's affairs, and, if any, such agreements, understandings and arrangements will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents.

(c)

The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents.  Each of the Transaction Documents has been duly and validly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally or (B) general principles of equity and the discretion of the court before which any proceeding therefore may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity) (collectively, the "Enforceability Exceptions").

(d)

The Common Stock and the Warrants have been duly authorized and, when issued upon payment thereof in accordance with this Agreement, will have been validly issued, fully paid and non-assessable.  The Common Stock has been duly authorized and validly reserved for issuance.  The Warrant Shares have been duly authorized and validly reserved for issuance, and when issued upon exercise of the Warrants in accordance with the terms thereof, will have been validly issued, fully paid and non-assessable.  The Common Stock of the Company conforms to the description thereof contained in the Disclosure Documents.  The stockholders of the Company have no preemptive or similar rights with respect to the Common Stock.

(e)

No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the performance of the Transaction Documents by the Company or for the consummation by the Company of any of the transactions contemplated thereby, or the application of the proceeds of the issuance of the Securities as described in this Agreement, except for such consents, approvals, authorizations, licenses, qualifications, exemptions or orders (i) as have been obtained on or prior to the Closing Date, (ii) as are not required to be obtained on or prior to the Closing Date that will be obtained when required, or (iii) the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect.

(f)

Except as set forth in the Draft SB-2, none of the Company or the Subsidiaries is (i) in material violation of its articles of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to it or any of its properties or assets, which breach or violation would, individually or in the aggregate, have a Material Adverse Effect, or (iii) except as described in the Disclosure Documents, in default (nor has any event occurred which with notice or passage of time, or both, would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which it is a party or to which it is subject, which default would, individually or in the aggregate, have a Material Adverse Effect.

(g)

The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby and the fulfillment of the terms thereof will not (a) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (i) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which any of the Company or the Subsidiaries is a party or to which any of their respective properties or assets are subject, (ii) the Certificate of Incorporation or bylaws of any of the Company or the Subsidiaries (or similar organizational document) or (iii) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body applicable to the Company or the Subsidiaries or any of their respective properties or assets or (b) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company or any of the Subsidiaries; which violation, conflict, breach, default or lien would, individually or in the aggregate, have a Material Adverse Effect.

(h)

The audited consolidated financial statements included in the Disclosure Documents present fairly the consolidated financial position, results of operations, cash flows and changes in shareholders' equity of the entities, at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; the interim un-audited consolidated financial statements included in the Disclosure Documents present fairly the consolidated financial position, results of operations and cash flows of the entities, at the dates and for the periods to which they relate subject to year-end audit adjustments and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the audited consolidated financial statements included therein; the selected financial and statistical data included in the Disclosure Documents present fairly the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein; and each of the auditors previously engaged by the Company or to be engaged in the future by the Company is an independent certified public accountant as required by the Securities Act for an offering registered thereunder.

(i)

Except as described in the Disclosure Documents, there is not pending or, to the knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, to which any of the Company or the Subsidiaries is a party, or to which their respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to the Company or any such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder or the application of the proceeds therefrom or the other transactions described in the Disclosure Documents.

(j)

The Company and the Subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how that are necessary to conduct their businesses as described in the Disclosure Documents.  Except as disclosed in the Disclosure Document, none of the Company or the Subsidiaries has received any written notice of infringement of (or knows of any such infringement of) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

(k)

Each of the Company and the Subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Disclosure Documents ("Permits"), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect and none of the Company or the Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Disclosure Documents and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(l)

Subsequent to the respective dates as of which information is given in the Disclosure Documents and except as described therein, (i) the Company and the Subsidiaries have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business or (ii) the Company and the Subsidiaries have not purchased any of their respective outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on any of their respective capital stock or otherwise (other than, with respect to any of such Subsidiaries, the purchase of capital stock by the Company), (iii) there has not been any material increase in the long-term indebtedness of the Company or any of the Subsidiaries, (iv) there has not occurred any event or condition, individually or in the aggregate, that has a Material Adverse Effect, and (v) the Company and the Subsidiaries have not sustained any material loss or interference with respect to their respective businesses or properties from fire, flood, hurricane, earthquake, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding.

(m)

There are no material legal or governmental proceedings nor are there any material contracts or other documents required by the Securities Act to be described in a prospectus that are not described in the Disclosure Documents.  Except as described in the Disclosure Documents, none of the Company or the Subsidiaries is in default under any of the contracts described in the Disclosure Documents, has received a notice or claim of any such default or has knowledge of any breach of such contracts by the other party or parties thereto, except for such defaults or breaches as would not, individually or in the aggregate, have a Material Adverse Effect.

(n)

Each of the Company and the Subsidiaries has good and marketable title to all real property described in the Disclosure Documents as being owned by it and good and marketable title to the leasehold estate in the real property described therein as being leased by it, free and clear of all liens, charges, encumbrances or restrictions, except, in each case, as described in the Disclosure Documents or such as would not, individually or in the aggregate, have a Material Adverse Effect.  All material leases, contracts and agreements to which the Company or any of the Subsidiaries is a party or by which any of them is bound are valid and enforceable against the Company or any such Subsidiary, are, to the knowledge of the Company, valid and enforceable against the other party or parties thereto and are in full force and effect.

(o)

Each of the Company and the Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due thereon; and other than tax deficiencies which the Company or any Subsidiary is contesting in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles, there is no tax deficiency that has been asserted against the Company or any Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect.

(p)

None of the Company or the Subsidiaries is, or immediately after the Closing Date will be, required to register as an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act").

(q)

None of the Company or the Subsidiaries or, to the knowledge of any of such entities' directors, officers, employees, agents or controlling persons, has taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result in the stabilization or manipulation of the price of the Common Stock.

(r)

None of the Company, the Subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) directly, or through any agent, engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities or engaged in any other conduct that would cause such offering to be constitute a public offering within the meaning of Section 4(2) of the Securities Act.  Assuming the accuracy of the representations and warranties of the Purchasers in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register any of the Securities under the Securities Act.

(s)

There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of the Subsidiaries which is pending or, to the knowledge of the Company or any of the Subsidiaries, threatened.

(t)

Each of the Company and the Subsidiaries carries general liability insurance coverage comparable to other companies of its size and similar business.

(u)

Each of the Company and the Subsidiaries maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, and (C) access to its material assets is permitted only in accordance with management's authorization and (D) the values and amounts reported for its material assets are compared with its existing assets at reasonable intervals.

(v)

Except for a fee payable to MAG, the Company does not know of any claims for services, either in the nature of a finder's fee or financial advisory fee, with respect to the offering of the Securities and the transactions contemplated by the Transaction Documents.

(w)

The Common Stock is traded on the Over-the-Counter Bulletin Board (the “OTC BB”).  Except as described in the Disclosure Documents, the Company currently is not in violation of, and the consummation of the transactions contemplated by the Transaction Documents will not violate, any rule of the National Association of Securities Dealers.

(x)

The Company is eligible to use SB-2 for the resale of the Common Stock and the Warrant Shares by Purchasers or their transferees and the Warrant Shares by Purchasers, MAG or their transferees.  The Company has no reason to believe that it is not capable of satisfying the registration or qualification requirements (or an exemption therefrom) necessary to permit the resale of the Common Stock and the Warrant Shares under the securities or "blue sky" laws of any jurisdiction within the United States.

(y)

Set forth on Schedule E is the Company’s intended use of the proceeds from this transaction.

(z)

Except as set forth on Schedule F, none of the officers or directors of the Company (i) has been convicted of any crime (other than  traffic violations  or misdemeanors not involving fraud) or is currently under investigation or indictment for any such crime, (ii) has been found by a court or governmental agency to have violated any securities or commodities law or to have committed fraud or is currently a party to any legal proceeding in which either is alleged, (iii) has been the subject of a proceeding under the bankruptcy laws or any similar state laws, or (iv) has been an officer, director, general partner, or managing member of an entity which has been the subject of such a proceeding.

(aa)

To the knowledge of the Company’s officers and directors, the Company has not been subject to any SEC review through the Closing Date.

(bb)

The Company’s CUSIP number is _____________.

3.

Purchase, Sale and Delivery of the Securities.

(a)

Issuance of Common Stock and Warrants.  On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchasers, and

Purchasers agree to purchase from the Company, 2,812,500 shares of Common Stock at $1.989 per share in the amounts shown on the signature page hereto.  In connection with the purchase and sale of Common Stock, for no additional consideration, the Purchasers will receive Warrants to purchase up to an aggregate of 1,406,250 shares of Common Stock, and MAG will receive Warrants to purchase up to an aggregate of 1,406,250shares of Common Stock, subject to adjustment as set forth in the Warrants.

(b)

Closing.  The closing of the transactions described herein (the “Closing”) shall take place at a time and on a date (the “Closing Date”) to be specified by the parties, which will be no later than 5:00 p.m. (Pacific time) on February 10, 2005.  On the Closing Date, the Company shall deliver (a) certificates in definitive form for the Common Stock in the names and amounts set forth on the signature page hereto, (b) Warrants, in the names and amounts set forth on the signature page hereto, (c) the Subscription Agreement and Registration Rights Agreement, each duly executed on behalf of the Company, and (d) the Opinion of Counsel in the form attached hereto as Exhibit B.   On the Closing Date, Purchasers shall deliver the Purchase Price or $4,500,000 by wire transfer of immediately available funds to an escrow account mutually acceptable to the parties, and (ii) the Subscription Agreement and Registration Rights Agreement, each duly executed on behalf of the Purchasers and MAG.  The Closing will occur when all documents and instruments necessary or appropriate to effect the transactions contemplated herein are exchanged by the parties and all actions taken at the Closing will be deemed to be taken simultaneously.

(c)

Release from Escrow.  Upon receipt of written confirmation from MAG that all documents and instruments have been duly executed and delivered, the escrow holder shall release (a) to the Company, the sum of $4,235,000, and (b) to MAG, the Due Diligence Fee in the amount of $250,000 and the legal fees in the amount of $15,000.

4.

Certain Covenants of the Company.  The Company covenants and agrees with each Purchaser as follows:

(a)

None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(b)

The Company will not become, at any time prior to the expiration of three years after the Closing Date, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under the Investment Company Act.

(c)

None of the proceeds of the Common Stock will be used to reduce or retire any insider note or convertible debt held by an officer or director of the Company.

(d)

Subject to Section 9 of this Agreement, the Common Stock and the Warrant Shares will be eligible for trading on the OTC BB, or such market on which the Company's shares are subsequently listed or traded, immediately following the effectiveness of the Registration Statement.

(e)

The Company will use best efforts to do and perform all things required to be done and performed by it under this Agreement and the other Transaction Documents and to satisfy all conditions precedent on its part to the obligations of the Purchasers to purchase and accept delivery of the Securities.

(f)

Commencing on the Closing Date and continuing until the earlier of (A)  six (6) months after the Closing Date, or (B) all shares of Common Stock have been sold, the Purchasers shall have a right of first refusal on any financing in which the Company is the issuer of debt or equity securities.

5.

Conditions of the Purchasers' Obligations.  The obligation of each Purchaser to purchase and pay for the Securities is subject to the following conditions unless waived in writing by the Purchaser:

(a)

The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties with a Material Adverse Effect qualifier, which shall be true and correct as written) on and as of the Closing Date; the Company shall have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

(b)

None of the issuance and sale of the Securities pursuant to this Agreement or any of the transactions contemplated by any of the other Transaction Documents shall be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued in respect thereof; and there shall not have been any legal action, order, decree or other administrative proceeding instituted or, to the Company's knowledge, threatened against the Company or against any Purchaser relating to the issuance of the Securities or any Purchaser's activities in connection therewith or any other transactions contemplated by this Agreement, the other Transaction Documents or the Disclosure Documents.

(c)

The Purchasers shall have received certificates, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the Company, to the effect of paragraphs 5(a) and (b).

(d)

The Purchasers shall have received an opinion of the Company’s counsel with respect to the authorization of the Common Stock, the Warrants and the Warrant Shares and other customary matters in the form attached hereto as Exhibit C.

6.

Representations and Warranties of the Purchasers.

(a)

Each Purchaser and MAG represents and warrants to the Company that the Securities to be acquired by it hereunder (including the Common Stock and the Warrant Shares that it may acquire upon exercise thereof, as the case may be) are being acquired for its own account for investment and with no intention of distributing or reselling such Securities (including the Common Stock and the Warrant Shares that it may acquire upon exercise thereof, as the case may be) or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any State.  Nothing in this

Agreement, however, shall prejudice or otherwise limit a Purchaser's right to sell or otherwise dispose of all or any part of such Common Stock or Warrant Shares under an effective registration statement under the Securities Act and in compliance with applicable state securities laws or under an exemption from such registration.  By executing this Agreement, each Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any Person with respect to any of the Securities.

(b)

Each Purchaser and MAG understands that the Securities (including the Common Stock and the Warrant Shares that it may acquire upon exercise thereof, as the case may be) have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (a) pursuant to an exemption from registration under the Securities Act (and, if requested by the Company, based upon an opinion of counsel acceptable to the Company) or pursuant to an effective registration statement under the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Each Purchaser and MAG agrees to the imprinting, so long as appropriate, of the following legend on the Securities (including the Common Stock and the Warrant Shares that it may acquire upon exercise thereof, as the case may be):

The shares of stock evidenced by this certificate have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered, sold, pledged or otherwise transferred ("transferred") in the absence of such registration or an applicable exemption therefrom. In the absence of such registration, such shares may not be transferred unless, if the Company requests, the Company has received a written opinion from counsel in form and substance satisfactory to the Company stating that such transfer is being made in compliance with all applicable federal and state securities laws.

The legend set forth above may be removed if and when the Common Stock or the Warrant Shares, as the case may be, are disposed of pursuant to an effective registration statement under the Securities Act or in the opinion of counsel to the Company experienced in the area of United States Federal securities laws such legends are no longer required under applicable requirements of the Securities Act.  The Warrants, the Common Stock and the Warrant Shares shall also bear any other legends required by applicable Federal or state securities laws, which legends may be removed when in the opinion of counsel to the Company experienced in the applicable securities laws, the same are no longer required under the applicable requirements of such securities laws.  The Company agrees that it will provide each Purchaser, upon request, with a substitute certificate, not bearing such legend at such time as such legend is no longer applicable.  Each Purchaser agrees that, in connection with any transfer of the Common Stock or the Warrant Shares by it pursuant to an effective registration statement under the Securities Act, such Purchaser will comply with all prospectus delivery requirements of the Securities Act.  The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of the Common Stock, the Warrants, or the Warrant Shares.

(c)

Each Purchaser and MAG is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.  Neither Purchaser nor MAG learned of the opportunity to acquire Securities or any other security issuable by the Company through any form of general advertising or public solicitation.

(d)

Each Purchaser and MAG represents and warrants to the Company that it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, having been represented by counsel, and has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

(e)

Each Purchaser represents and warrants to the Company that (i) the purchase of the Securities to be purchased  by it has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; (ii) the purchase of the Securities to be purchased by it does not conflict with or violate its charter, by-laws or any law, regulation or court order applicable to it; and (iii) the purchase of the Securities to be purchased by it does not impose any penalty or other onerous condition on the Purchaser under or pursuant to any applicable law or governmental regulation.

(f)

Each Purchaser and MAG represents and warrants to the Company that neither it nor any of its directors, officers, employees, agents, partners, members, controlling persons or shareholders holding 5% or more of the Common Stock outstanding on the Closing Date, has taken or will take, directly or indirectly, any actions designed, or might reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Stock.

(g)

Each Purchaser and MAG acknowledges it or its representatives have reviewed the Disclosure Documents and further acknowledges that it or its representatives have been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the Disclosure Documents.

(h)

Each Purchaser and MAG represents and warrants to the Company that it has based its investment decision solely upon the information contained in the Disclosure Documents and such other information as may have been provided to it or its representatives by the Company in response to their inquiries, and has not based its investment decision on any research or other report regarding the Company prepared by any third party ("Third Party Reports").  Each Purchaser understands and acknowledges that (i) the Company does not endorse any Third Party Reports and (ii) its actual results may differ materially from those projected in any Third Party Report.

(i)

Each Purchaser and MAG understands and acknowledges that (i) any forward-looking information included in the Disclosure Documents supplied to Purchaser by the Company or its management is subject to risks and uncertainties, including those risks and uncertainties set forth in the Disclosure Documents; and (ii) the Company's actual results may differ materially from those projected by the Company or its management in such forward-looking information.

(j)

Each Purchaser and MAG understands and acknowledges that (i) the Securities are offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company and its counsel will rely upon, the accuracy and truthfulness of the foregoing representations and Purchaser hereby consents to such reliance.

7.

Covenants of Purchasers Not to Short Stock.  Purchasers, on behalf of themselves and their affiliates, hereby covenant and agree not to, directly or indirectly, offer to "short sell", contract to "short sell" or otherwise "short sell" the securities of the Company, including, without limitation, the Common Stock purchased in this transaction or the shares of issuable upon exercise of the Warrants.

8.

Termination.

(a)

This Agreement may be terminated in the sole discretion of the Company by notice to each Purchaser if at the Closing Date:

(i)

the representations and warranties made by any Purchaser in Section 6 are not true and correct in all material respects; or

(ii)

as to the Company, the sale of the Securities hereunder (i) is prohibited or enjoined by any applicable law or governmental regulation or (ii) subjects the Company to any penalty, or in its reasonable judgment, other onerous condition under or pursuant to any applicable law or government regulation that would materially reduce the benefits to the Company of the sale of the Securities to such Purchaser, so long as such regulation, law or onerous condition was not in effect in such form at the date of this Agreement.

(b)

This Agreement may be terminated by any Purchaser or MAG by notice to the Company given in the event that the Company shall have failed, refused or been unable to satisfy all material conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date, or if after the execution and delivery of this Agreement and immediately prior to the Closing Date, trading in securities of the Company on the OTC BB shall have been suspended.

(c)

This Agreement may be terminated by mutual written consent of all parties.

9.

Registration.  Within 45 days after the Closing Date, the Company shall prepare and file with the SEC a Registration Statement on Form SB-2 covering the resale of the Common Stock and the maximum number of shares issuable upon exercise of the Warrant Shares (collectively, the "Registrable Securities"), as set forth in the Registration Rights Agreement attached hereto as Exhibit C.  Upon such filing, the Company will diligently and promptly respond to any comments raised by the SEC and otherwise use its best efforts to procure the effectiveness of the Registration Statement within ninety (90) days of the filing date, it being understood by the Purchaser that the Company cannot guarantee that such Registration Statement will clear SEC comments and  be declared effective within ninety (90) days of the filing date.

10.

Event of Default.  If an Event of Default (as defined below) occurs, the Purchasers and MAG shall have the right to exercise any or all of the rights given to the Purchasers and MAG relating to the Securities.

The Purchaser and MAG need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Purchaser and MAG may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Purchaser and MAG at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

An "Event of Default" shall include (a) the breach by Company of any of the covenants or representations made herein, or (b) the Company's failure to: (i) file the Registration Statement with the SEC within 45 days after the Closing Date, (ii) to respond and provide to the SEC any additional information requested in connection with the Registration Statement within 10 business days after receipt of such request; (iii) maintain trading of the Company’s Common Stock on the OTC BB except for any periods when the stock is listed on the NASDAQ Small Stock Market, the NASDAQ National Stock Market, the AMEX or the NYSE, or (iii) pay the expenses referred to below or the Due Diligence Fee within three (3) days after the Closing.

AS A REMEDY FOR AN EVENT OF DEFAULT, COMPANY SHALL PAY TO PURCHASERS, IN CASH, $4,500.00 FOR EACH MONTHOR PORTION THEREOF THAT THE DEFAULT REMAINS UNCURED.  PURCHASERS AND COMPANY ACKNOWLEDGE AND AGREE THAT THEY HAVE MUTUALLY DISCUSSED THE IMPRACTICALITY AND EXTREME DIFFICULTY OF FIXING THE ACTUAL DAMAGES PURCHASERS WOULD INCUR IN THE CASE OF AN EVENT OF DEFAULT, AND THAT AS A RESULT OF SUCH DISCUSSION THE PARTIES AGREE THAT $4,500.00 FOR EACH MONTH OR PORTION THEREOF THAT THE DEFAULT REMAINS UNCURED REPRESENTS A REASONABLE ESTIMATE OF THE ACTUAL DAMAGES WHICH PURCHASERS WOULD INCUR IN THE CASE OF SUCH AN EVENT OF DEFAULT.  BY SIGNING IN THE SPACES WHICH FOLLOW, PURCHASERS AND COMPANY SPECIFICALLY AND EXPRESSLY AGREE TO ABIDE BY THE TERMS AND PROVISIONS OF THIS PARAGRAPH CONCERNING LIQUIDATED DAMAGES.

Purchasers:	Company:
Mercator Momentum Fund, LP a California limited partnership By: Mercator Advisory Group LLC Its: General Partner _____________________ H. Harry Aharonian Portfolio Manager	Universal Guardian Holdings, Inc. a Delaware corporation By: ___________________________ ___________________________ [Printed Name and Title]
Monarch Pointe Fund, Ltd., a British Virgin Islands International Business Company ______________________________ By: H. Harry Aharonian Its: Portfolio Manager

11.

Notices.  All communications hereunder shall be in writing and shall be hand delivered, mailed by first-class mail, couriered by next-day air courier or by facsimile and confirmed in writing (i) if to the Company, at the addresses set forth below, or (ii) if to a Purchaser or MAG, to the address set forth for such party on the signature page hereto.

If to the Company:

Universal Guardian Holdings, Inc.
4695 MacArthur Court, Suite 300

Newport Beach, California 92660

_____________________________
____________________________
Attention:  Mark V. Asdourian,

General Counsel ___________________

Telephone:  949.221.0020___________________

Facsimile:   949.221.0019_____________________

All such notices and communications shall be deemed to have been duly given:  (i) when delivered by hand, if personally delivered; (ii) five business days after being deposited in the mail, postage prepaid, if mailed certified mail, return receipt requested; (iii) one business day after being timely delivered to a next-day air courier guaranteeing overnight delivery; (iv) the date of transmission if sent via facsimile to the facsimile number as set forth in this Section or the signature page hereof prior to 6:00 p.m. on a business day, or (v) the business day following the date of transmission if sent via facsimile at a facsimile number set forth in this Section or on the signature page hereof after 6:00 p.m. or on a date that is not a business day.  Change of a party's address or facsimile number may be designated hereunder by giving notice to all of the other parties hereto in accordance with this Section.

12.

Survival Clause.  The respective representations, warranties, agreements and covenants of the Company and the Purchasers set forth in this Agreement shall survive until the first anniversary of the Closing.

13.

Fees and Expenses.  Within three (3) days of Closing, the Company agrees to pay Purchasers' legal expenses incurred in connection with the preparation and negotiation of the Transaction Documents in the amount of $15,000

14.

Legal Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Warrants or the Registration Rights Agreement, the prevailing party or parties shall be entitled to receive from the other party or parties reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which the prevailing party or parties may be entitled.

15.

Successors.  This Agreement shall inure to the benefit of and be binding upon Purchasers, MAG and the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person. Neither the Company nor any Purchaser may assign this Agreement or any rights or obligation hereunder without the prior written consent of the other party.

16.

No Waiver; Modifications in Writing.  No failure or delay on the part of the Company, MAG or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company, MAG or any Purchaser at law or in equity or otherwise.  No waiver of or consent to any departure by the Company, MAG or any Purchaser from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof, provided that notice of any such waiver shall be given to each party hereto as set forth below.  Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of each of the Company, MAG and the Purchasers.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company, MAG or any Purchaser from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

17.

Entire Agreement.  This Agreement, together with Transaction Documents, constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof and thereof.

18.

Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

19.

APPLICABLE LAW.  THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO PROVISIONS RELATING TO CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT ONLY IN STATE OR FEDERAL COURTS LOCATED IN THE CITY OF LOS ANGELES, CALIFORNIA AND HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR SUCH PURPOSE.

20.

Counterparts.  This Agreement may be executed in two or more counterparts and may be delivered by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this Agreement shall constitute a binding agreement among the Company, the Purchasers and MAG.

Very truly yours,

Universal Guardian Holdings, Inc.

By:

/s/ Michael J. Skellern

Michael J. Skellern

 President & CEO

ACCEPTED AND AGREED:

Mercator Momentum Fund, LP

By:

Mercator Advisory Group LLC
Its:

General Partner

/s/ H. HarryAharonian

                  H. Harry Aharonian

                  Portfolio Manager

Monarch Pointe Fund, Ltd.

By:  /s/ H. HarryAharonian

Name: H. Harry Aharonian

Its:      Director

H. Harry AharonianPortfolio Manager
Mercator Advisory Group, LLC By: /s/ H. HarryAharonian Name: H. Harry Aharonian Its: Portfolio Manager

Addresses for Notice to Purchasers and MAG:

Mercator Advisory Group, LLC
555 South Flower Street, Suite 4200
Los Angeles, California 90071
Attention:  David Firestone
Facsimile:  (213) 533-8285

with copy to:

David C. Ulich, Esq.
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street, 48th Floor
Los Angeles, California 90071
Facsimile: (213) 620-1398

	Mercator Momentum Fund, LP	Monarch Pointe Fund, Ltd.	Mercator Advisory Group, LLC	Total
Purchase Price	$ 1,485,000	$ 3,015,000	--	$ 4,500,000
Price per Share	$ 1.60	$ 1.60
Common Stock	928,125	1,884,375	-	2,812,500
Warrants @ $2.00	185,625	376,875	140,625	703,125
Warrants @ $2.40	185,625	376,875	140,625	703,125